                                                                [EXECUTION COPY]






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                             PREFERRED STOCK
                            PURCHASE AGREEMENT

                                  among

                       TNF HOLDINGS COMPANY, INC.,

                      WHITNEY 1990 EQUITY FUND, L.P.

                                   and

                            J.H. WHITNEY & CO.

                         Dated as of June 7 1994


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                                  TABLE OF CONTENTS
                             (Not part of the Agreement)
                                                                          Page
                                                                          ----
ARTICLE 1 -- DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . .  2
             1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . .  2
             1.2  Accounting Terms; Financial Statements . . . . . . . . . 10
             1.3  Other Definitional Provisions. . . . . . . . . . . . . . 10

ARTICLE 2 -- PURCHASE AND SALE OF PREFERRED SHARES
             2.1  Purchase and Sale of Preferred Shares. . . . . . . . . . 11
             2.2  Powers, Rights and Preferences . . . . . . . . . . . . . 11
             2.3  Fees and Expenses. . . . . . . . . . . . . . . . . . . . 11
             2.4  Closing  . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 3 -- CONDITIONS TO THE
              OBLIGATION OF THE PURCHASERS TO CLOSE. . . . . . . . . . . . 11
             3.1  Representations and Warranties . . . . . . . . . . . . . 12
             3.2  Compliance with this Agreement . . . . . . . . . . . . . 12
             3.3  Officers Certificate . . . . . . . . . . . . . . . . . . 12
             3.4  Secretary's Certificate. . . . . . . . . . . . . . . . . 12
             3.5  Documents. . . . . . . . . . . . . . . . . . . . . . . . 12
             3.6  Financial Matters. . . . . . . . . . . . . . . . . . . . 13
                           (a) Budgets; Financial Statements . . . . . . . 13
                           (b) Payment at Closing. . . . . . . . . . . . . 13
             3.7  Purchase Permitted by Applicable Laws. . . . . . . . . . 13
             3.8  Approval of Counsel to the Purchasers. . . . . . . . . . 13
             3.9  Consents and Approvals . . . . . . . . . . . . . . . . . 13
             3.10 No Material Adverse Change . . . . . . . . . . . . . . . 14
             3.11 Opinions of Counsel. . . . . . . . . . . . . . . . . . . 14
             3.12 No Material Judgment or Order. . . . . . . . . . . . . . 14
             3.13 Restated Certificate of Incorporation
                           and By-laws . . . . . . . . . . . . . . . . . . 14
             3.14 Other Transaction Documents. . . . . . . . . . . . . . . 14
             3.15 Disbursement Instructions. . . . . . . . . . . . . . . . 15
             3.16 Other Transactions . . . . . . . . . . . . . . . . . . . 15
             3.17 Confirmation Order . . . . . . . . . . . . . . . . . . . 15
             3.18 Bankruptcy Plan. . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 4 -- CONDITIONS TO THE
              OBLIGATION OF THE COMPANY TO CLOSE . . . . . . . . . . . . . 16
             4.1  Representations and Warranties True. . . . . . . . . . . 16
             4.2  Compliance with this Agreement . . . . . . . . . . . . . 16
             4.3  Issuance Permitted by Applicable Laws. . . . . . . . . . 16
             4.4  Approval of Counsel to the Company . . . . . . . . . . . 16
             4.5  Consents and Approvals . . . . . . . . . . . . . . . . . 17


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             4.6  No Material Judgment or Order. . . . . . . . . . . . . . 17
             4.7  Other Transaction Documents. . . . . . . . . . . . . . . 17

ARTICLE 5 -- REPRESENTATIONS AND
              WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . 17
             5.1  Corporate Existence and Power. . . . . . . . . . . . . . 17
             5.2  Corporate Authorization;
                           Non-Contravention . . . . . . . . . . . . . . . 18
             5.3  Governmental Authorization;
                           Third Party Consents. . . . . . . . . . . . . . 18
             5.4  Binding Effect . . . . . . . . . . . . . . . . . . . . . 18
             5.5  No Legal Bar . . . . . . . . . . . . . . . . . . . . . . 18
             5.6  Litigation . . . . . . . . . . . . . . . . . . . . . . . 19
             5.7  No Default or Breach . . . . . . . . . . . . . . . . . . 19
             5.8  Disclosure . . . . . . . . . . . . . . . . . . . . . . . 19
                           (a)  Agreement and Other Documents. . . . . . . 19
                           (b)  Material Adverse Effect. . . . . . . . . . 19
             5.9  Investment Company/Government Regulations. . . . . . . . 20
             5.10 Capitalization . . . . . . . . . . . . . . . . . . . . . 20
             5.11 Private Offering . . . . . . . . . . . . . . . . . . . . 21
             5.12 Broker's, Finder's or Similar Fees . . . . . . . . . . . 21
             5.13 Transaction Documents. . . . . . . . . . . . . . . . . . 22
             5.14 Certain Representations
                           Made in the Senior Loan Agreement . . . . . . . 22

ARTICLE 6 -- REPRESENTATIONS AND
              WARRANTIES OF THE PURCHASERS . . . . . . . . . . . . . . . . 22
             6.1  Authorization; No Contravention. . . . . . . . . . . . . 22
             6.2  Binding Effect . . . . . . . . . . . . . . . . . . . . . 23
             6.3  No Legal Bar . . . . . . . . . . . . . . . . . . . . . . 23
             6.4  Purchase for Own Account . . . . . . . . . . . . . . . . 23
             6.5  ERISA    . . . . . . . . . . . . . . . . . . . . . . . . 24
             6.6  Broker's, Finder's or Similar Fees . . . . . . . . . . . 24
             6.7  Governmental Authorization;
                           Third Party Consent . . . . . . . . . . . . . . 24

ARTICLE 7 -- INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 24

             7.1  Indemnification. . . . . . . . . . . . . . . . . . . . . 24
             7.2  Notification . . . . . . . . . . . . . . . . . . . . . . 25
             7.3  Registration Rights Agreement. . . . . . . . . . . . . . 26

ARTICLE 8 -- AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . 27
             8.1 Financial Statements and
                           Other Information . . . . . . . . . . . . . . . 27
                           (a) Monthly Financials. . . . . . . . . . . . . 27
                           (b) Quarterly Financials. . . . . . . . . . . . 27
                           (c) Year-end Financials . . . . . . . . . . . . 28


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                           (d) Compliance Certificate. . . . . . . . . . . 28
                           (e) Accountants' Reports. . . . . . . . . . . . 29
                           (f) Management Report . . . . . . . . . . . . . 29
                           (g) Budgets . . . . . . . . . . . . . . . . . . 29
                           (h) Litigation. . . . . . . . . . . . . . . . . 30
             8.2  Reservation of Shares. . . . . . . . . . . . . . . . . . 30
             8.3  Books and Records. . . . . . . . . . . . . . . . . . . . 30
             8.4  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . 30
             8.5  Management Fee . . . . . . . . . . . . . . . . . . . . . 31
             8.6  Post-Closing Audit . . . . . . . . . . . . . . . . . . . 31

ARTICLE 9 -- NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . 31
             9.1  Indebtedness and Liabilities . . . . . . . . . . . . . . 31
             9.2  Guaranties . . . . . . . . . . . . . . . . . . . . . . . 32
             9.3  Investments and Loans. . . . . . . . . . . . . . . . . . 32
             9.4  Restriction on Fundamental Changes . . . . . . . . . . . 33
             9.5  Transactions with Affiliates . . . . . . . . . . . . . . 33
             9.6  Conduct of Business. . . . . . . . . . . . . . . . . . . 33
             9.7  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . 33
             9.8  No Inconsistent Agreements . . . . . . . . . . . . . . . 34

ARTICLE 10 -- MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . 34
             10.1  Survival of Representations
                           and Warranties. . . . . . . . . . . . . . . . . 34
             10.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . 34
             10.3  Successors and Assigns. . . . . . . . . . . . . . . . . 35
             10.4  Amendment and Waiver. . . . . . . . . . . . . . . . . . 36
             10.5  Determinations. . . . . . . . . . . . . . . . . . . . . 36
             10.6  Counterparts. . . . . . . . . . . . . . . . . . . . . . 37
             10.7  Headings. . . . . . . . . . . . . . . . . . . . . . . . 37
             10.8  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . 37
             10.9  CONSENT TO JURISDICTION . . . . . . . . . . . . . . . . 37
             10.10 WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . 37
             10.11 Severability. . . . . . . . . . . . . . . . . . . . . . 37
             10.12 Rule of Construction. . . . . . . . . . . . . . . . . . 38
             10.13 Entire Agreement. . . . . . . . . . . . . . . . . . . . 38
             10.14 Certain Expenses. . . . . . . . . . . . . . . . . . . . 38
             10.15 Publicity . . . . . . . . . . . . . . . . . . . . . . . 38
             10.16 Further Assurances. . . . . . . . . . . . . . . . . . . 39
Schedule 1
Schedule 2
Schedule 5.3--Authorizations and Consents
Schedule 5.6--Litigation
Schedule 9.1(c)-- Existing Indebtedness

Exhibit A--Form of Restated Certificate of Incorporation
Exhibit B--Form of Securityholders Agreement
Exhibit C--Form of Confirmation Order


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

                                   PREFERRED STOCK
                                  PURCHASE AGREEMENT


             AGREEMENT, dated as of June 7, 1994, among TNF HOLDINGS COMPANY, INC., a Delaware corporation ("TNF" or the "Company"), Whitney 1990 Equity Fund, L.P., a Delaware limited partnership ("Whitney Equity Fund"), and J.H. Whitney & Co., a New York limited partnership ("Whitney" and, together with Whitney Equity Fund, the "Purchasers").

             WHEREAS, TNF has entered into a Purchase and Sale Agreement dated as of May 25, 1994 (as amended to date, the "Asset Purchase Agreement") with Odyssey Holding Inc., a Delaware corporation ("Odyssey Holdings"), and The North Face, a California corporation ("Old TNF" and, together with Odyssey Holdings, the "Sellers"), relating to the acquisition (the "Acquisition") by TNF of certain assets and the assumption of certain liabilities of Old TNF;

             WHEREAS, in order to consummate the Acquisition, TNF has entered into a Loan and Security Agreement, dated as of the date hereof (the "Senior Loan Agreement"), with Heller Financial, Inc. ("Heller") to provide for a secured $1,500,000 term loan and a secured $26,500,000 revolving credit facility, which may include a secured seasonal overadvance facility and which includes secured letters of credit and guaranties not to exceed $10,000,000 at any time outstanding;

             WHEREAS, it is contemplated that, concurrently with the closing of the Acquisition, pursuant to a Subordinated Note and Common Stock Purchase Agreement, dated as of the date hereof (the "Subordinated Note and Common Stock Purchase Agreement"), between TNF and Whitney Subordinated Debt Fund, L.P. ("Whitney Debt Fund"), TNF will issue and sell to Whitney Debt Fund a Subordinated Promissory Note due June 7, 2001 in the aggregate principal amount of $24,333,333 (the "Note"), and 319,688 shares of Common Stock, par value $.01 per share (the "Common Shares"), of TNF (the "Subordinated Note and Common Stock Sale");

             WHEREAS, it is contemplated that, concurrently with the closing of the Acquisition, TNF proposes to issue and sell to Purchasers 1,920,000 shares of Series A Convertible Preferred Stock, par value $1.00 per share, of TNF (the "Preferred Shares"), for an aggregate cash purchase price of $12,166,667, pursuant to the terms and subject to the conditions of this Agreement; and

             WHEREAS, it is contemplated that, concurrently with the closing of the Acquisition, TNF will issue and sell shares of its Common Stock pursuant to the Goldwin Purchase Agreement, and the Management Purchase Agreement and the Investor Purchase Agreement (each, as hereinafter defined);

             NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                     ARTICLE 1
                                    DEFINITIONS

             1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

             "Acquisition" has the meaning assigned to such term in the first Whereas clause.

             "Affiliate" means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, the Company; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the Company; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Company. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise provided, however, that "Affiliate" shall not include the Purchaser or any of its Affiliates, other than the Company and its Subsidiaries.

             "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.


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             "Asset Purchase Agreement" has the meaning assigned to such term in the first Whereas clause.

             "Bankruptcy Plan" means the Second Amended Joint Plan of Reorganization dated as of April 8, 1994 as filed by the Odyssey Bankruptcy Debtors in April 1994, with the amendments thereto set forth in the Confirmation Order, and without giving effect to any subsequent changes thereto that were not approved in writing by the Purchasers in their sole discretion, which approval shall not be unreasonably withheld or delayed with respect to changes that the Purchasers determine would not have a Material Adverse Effect.

             "Budget" means the annual budget for the Company and its Subsidiaries prepared by the management of the Company for the Board of Directors, including consolidated and consolidating: (a) balance sheets; (b) statements of income; (c) cash flow statements; and (d) statements of stockholder's equity, all prepared on a division by division and Subsidiary by Subsidiary basis and otherwise consistent with Old TNF's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

             "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

             "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

             "Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof;
(b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposit or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the


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laws of the United States of America or any state thereof or the District of
Columbia having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank.

             "Closing" has the meaning assigned to that term in Section 2.4. "Closing Date" means the date specified in Section 2.4.

             "Closing Date" means the date specified in Section 2.4.

             "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

             "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

             "Common Shares" has the meaning assigned to such term in the third Whereas clause.

             "Common Stock" means the Common Stock, par value $.01 per share, of the Company, or any other capital stock of TNF into which such stock is reclassified or reconstituted.

             "Company" has the meaning assigned to such term in the preamble.

             "Condition of the Company" means the assets, business, properties, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

             "Confirmation Order" means an order of the Bankruptcy Court for the Northern District of California which is duly entered in that certain Chapter 11 case, Case No. 93-40358-N (jointly administered) of the Odyssey Bankruptcy Debtors, in the form attached hereto as Exhibit C.

             "Confirmation Order Date" means the first date upon which the Bankruptcy Court commences a hearing seeking the entry of the Confirmation Order.

             "Contemplated Restrictions" has the meaning assigned to such term in Section 9.2.


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

             "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against or with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or
(c) under any foreign exchange contract, currency swap agreement, interest rate agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values or interest rates. Contingent Obligations shall include without limitation (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another Person, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

             "Contractual Obligation" means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is subject, including the Acquisition Documents (as defined in the Senior Loan Agreement).

             "Environmental Laws" means any federal, state or local law, rule, regulation or order relating to pollution, waste disposal, industrial hygiene, land use or the protection of human health or safety, plant life or animal life, natural resources or the environment.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

             "ERISA Affiliate", as applied to any of the Company and its Subsidiaries or any Seller, means any Person who is a member of a group which is under common control with such Person, who together with such Person is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

             "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

             "Fiscal Year" means a twelve month period ending on the last day of March of each year.

              "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

             "Goldwin Purchase Agreement" means that certain Stock Purchase Agreement dated as of December 28, 1993 between the Company and Kabushiki Kaisha Goldwin, as amended prior to the date hereof, and as it may be further amended with the prior written approval of the Purchasers.

             "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

             "Indebtedness" means as applied to any Person (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, including reimbursement obligations in respect of letters of credit; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (but only as to indebtedness which is nonrecourse to the credit of such Person, not in excess of the value of the amount so secured). Obligations under interest rate agreements constitute Contingent Obligations and not Indebtedness.

             "Investor Purchase Agreement" means the Investor Stock Purchase Agreement, dated as of the date hereof, between TNF and the parties named on Schedule A thereto.

             "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

             "Loan Documents" has the meaning assigned to such term in the Senior Loan Agreement.

             "Loan Party" has the meaning assigned to such term in the Senior Loan Agreement.

             "Management Options" means options issued, on the Closing Date and from time to time thereafter, pursuant to the TNF 1994 Stock Incentive Plan.

             "Management Purchase Agreement" means the Stock Purchase and Non-Competition Agreement, dated as of the date hereof, between TNF and Marsden
S. Cason and William A. McFarlane.

             "Management Restricted Shares" means shares of restricted stock, issued on the Closing Date and from time to time thereafter, pursuant to the TNF 1994 Stock Incentive Plan.

             "Note" has the meaning assigned to that term in the third Whereas clause.

             "Obligations" has the meaning assigned to that term in the Senior Loan Agreement.

             "Odyssey Bankruptcy Debtors" means Odyssey International Inc., Odyssey Holding Inc., Odyssey International Pte. Ltd. and Odyssey Worldwide Holdings B.V.

             "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

             "Person" means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

             "Preferred Shares" has the meaning assigned to such term in the fourth Whereas clause.

             "Preferred Stock" means the Series A Convertible Preferred Stock, par value $1.00 per share, of the Company to be issued pursuant to the Preferred Stock Purchase Agreement, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

             "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, among TNF, Whitney Debt Fund, Whitney and Whitney Equity Fund relating to the registration of offerings of the Common Stock.

             "Requirements of Law" means, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

             "Restated Certificate of Incorporation" means the Restated Certificate of Incorporation of the Company, substantially in the form annexed hereto as Exhibit A, to be filed on the Closing Date.

             "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

             "Securityholders Agreement" means the Securityholders Agreement, substantially in the form attached hereto as Exhibit B, among the holders of equity securities of TNF named therein.

             "Senior Loan Agreement" has the meaning assigned to such term in the second Whereas clause, as the same may be modified, amended or supplemented from time to time in accordance with the terms thereof.

             "Subordinated Debt" has the meaning assigned to such term in the Senior Loan Agreement.

             "Subordinated Note and Common Stock Purchase Agreement" has the meaning assigned to such term in the third Whereas clause.

             "Subordinated Note and Common Stock Sale" has the meaning assigned to such term in the fourth Whereas clause.

             "Subsidiary" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

             "TNF Scotland" means The North Face (Scotland) Limited, a private limited company incorporated in Scotland under the Companies Act.

             "Transaction Documents" means collectively, this Agreement, the Note, the Asset Purchase Agreement, the Senior Loan Agreement and the other Loan Documents, the Securityholders Agreement, the Registration Rights Agreement, the Subordinated Note and Common Stock Purchase Agreement, the Goldwin Purchase Agreement, the Management Purchase Agreement, the TNF 1994 Stock Incentive Plan and any option agreements and restricted stock agreements dated as of the Closing Date and the Restated Certificate of Incorporation.

             1.2 Accounting Terms; Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions of or are otherwise required by, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the Company's financial condition and results of operations shall be the same after such changes as if such changes had not been made.

             1.3 Other Definitional Provisions. References to "Sections", "Whereas clauses", "Exhibits" and "Schedules" shall be to Sections, Whereas clauses, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including" "includes" and "include" shall be deemed to be followed by the words "without limitation"; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

                                  ARTICLE 2
                    PURCHASE AND SALE OF PREFERRED SHARES

             2.1 Purchase and Sale of Preferred Shares. Subject to the terms and conditions herein set forth, the Company agrees that it will issue to each of the Purchasers, and each of the Purchasers agrees that it will acquire from the Company, on the Closing Date, the number of shares of Preferred Stock set forth next to such Purchaser's name on Schedule 1 hereto. The purchase price of the Preferred Shares shall be as set forth next to each Purchaser's name on Schedule 1.

             2.2 Powers, Rights and Preferences. The Preferred Shares shall have the powers, rights and preferences as set forth in Article IV of the Restated Certificate of Incorporation or any successor provision.

             2.3 Fees and Expenses. Concurrently with the Closing, the Company shall pay to Whitney a transaction fee of $200,000. In addition, the Company shall reimburse each purchaser's reasonable out-of-pocket expenses (including attorney's fees, charges and disbursements and consultants' fees and expenses) incurred in connection with the transactions contemplated by this Agreement.

             2.4 Closing. The purchase and issuance of the Preferred Shares shall take place at the closing (the "Closing") to be held at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, 10:00, a.m., local time, on June 7, 1994, or at such other time and place as the Company and the Purchasers may agree in writing (the "Closing Date"). At the Closing, the Company shall deliver to the Purchasers the Preferred Shares against delivery to the Company by the Purchasers of the purchase prices therefor by wire transfer of immediately available funds to one or more accounts designated by the Company at least three business days prior to the Closing.

                                      ARTICLE 3

                                  CONDITIONS TO THE
                        OBLIGATION OF THE PURCHASERS TO CLOSE

             The obligation of the Purchasers to purchase the Preferred Shares, to pay the purchase price therefor at the

Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Closing Date.

             3.1 Representations and Warranties. The representations and warranties of the Company contained in Section 5 hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

             3.2 Compliance with this Agreement. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

             3.3 Officers Certificate. The Purchasers shall have received a certificate dated as of the Closing Date from the chief executive officer and chief financial officer of the Company, in form and substance satisfactory to the Purchasers, to the effect that all representations and warranties of the Company contained in this Agreement are true, correct and complete in all material respects; that the Company is not in violation of any of the covenants contained in this Agreement; that all conditions precedent to the Closing of this Agreement to be performed by the Company have been duly performed; and that, after giving effect to the transactions contemplated by this Agreement, no Event of Default has occurred and is continuing.

             3.4 Secretary's Certificate. The Purchasers shall have received a certificate from the Company, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the attached copies of the Restated Certificate of Incorporation and By-laws of the Company, and resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated hereby, are all true, complete and correct and remain unamended and in full force and effect, and (b) as to the incumbency and specimen signature of each officer of the Company executing any Transaction Document or any other document delivered in connection herewith on behalf of the Company.

             3.5 Documents. The Purchasers shall have received true, complete and correct copies of the Transaction Documents and such other documents as they may request in connection with or relating to the sale of the Preferred Shares and the transactions contemplated hereby, all in form and substance satisfactory to the Purchasers.

             3.6 Financial Matters.

                (a) Budgets; Financial Statements. The Purchasers shall have received the financial statements and certificates (addressed to the Purchasers) to be delivered pursuant to Sections 3.1(A) and 3.1(L) of the Senior Loan Agreement, including the draft auditor's opinion and financial statements of Old TNF for the three-month period ended March 31, 1994 prepared by Deloitte & Touche.

                (b) Payment at Closing. There shall have been paid by the Company to the Purchasers the transaction fee referred to in Section 2.3 and any other accrued and unpaid fees due hereunder (including legal fees and expenses), and to any other Person such amount as may be due, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Transaction Documents.

             3.7 Purchase Permitted by Applicable Laws. The acquisition of and payment for the Preferred Shares to be acquired by the Purchasers hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which it or the transactions contemplated by or referred to herein are subject; and the Purchasers shall have received such certificates or other evidence as they may reasonably request to establish compliance with this condition.

             3.8 Approval of Counsel to the Purchasers. All actions and proceedings hereunder and all documents required to be delivered by the Company hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been in form and substance acceptable to Friedman & Kaplan, counsel to Whitney and Whitney Equity Fund, in its reasonable judgment.

             3.9 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other

Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company necessary, desirable, or required in connection with the execution, delivery or performance (including the payment of interest on the Note) by the Company or enforcement against the Company of the Transaction Documents shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

             3.10 No Material Adverse Change. No event has occurred which results in a substantial and material adverse change in the business of the Company between the Confirmation Order Date and the Closing Date, which event was unknown by the Purchaser as of the Confirmation Order Date and not included or reflected in any of the disclosures in the Asset Purchase Agreement or the Schedules thereunder delivered on or before the Confirmation Order Date, which would significantly diminish the value of the Business (as such term is defined in Recital A of the Asset Purchase Agreement), and which event was not caused by the malfeasance or misfeasance of Marsden S. Cason or William A. McFarlane.

             3.11 Opinions of Counsel. The Purchasers shall have received opinions of Crosby, Heafey, Roach & May; McGrigor Donald; and Limbach & Limbach, dated the Closing Date, each in form and substance acceptable to the Purchasers.

             3.12 No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of the Purchasers, would prohibit the purchase of the Preferred Shares hereunder or subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Preferred Shares were to be purchased hereunder.

             3.13 Restated Certificate of Incorporation and By-laws. The Restated Certificate of Incorporation and By-laws of the Company shall be in form and substance satisfactory to the Purchasers.

             3.14 Other Transaction Documents. Each of the Transaction Documents (including the Asset Purchase

Agreement) shall have been duly executed and delivered by the parties thereto and shall be in full force and effect, there shall be no default thereunder, and no term or condition thereof shall have been supplemented, amended, modified or waived without the Purchasers' prior written consent.

             3.15 Disbursement Instructions. The Purchasers shall have received written instructions from the Company directing the payment of any proceeds of the Preferred Shares that are to be paid on the Closing Date. In the case of any Indebtedness of Old TNF being refinanced with the proceeds of the Preferred Shares, the funds required for such payoff shall be earmarked for the benefit of the refinanced lender and shall be paid directly from the Purchasers to such refinanced lender. The Purchasers shall have received evidence, in form and substance reasonably satisfactory to the Purchasers, that any Indebtedness being refinanced or otherwise paid off with proceeds of the Preferred Shares has been fully satisfied and discharged and that any Liens in respect of any such obligations have been or will be terminated and cancelled of record.

             3.16 Other Transactions. On or prior to the Closing Date, no later than concurrently with the Closing, the Company shall have consummated:
(a) the Acquisition; (b) the Subordinated Note and Common Stock Sale; (c) the transactions contemplated in the Goldwin Purchase Agreement and the Management Purchase Agreement; and (d) the transactions contemplated by the Senior Loan Agreement, in each case upon the terms and subject to conditions set forth in the Transaction Documents, without any waiver by any party of any of the conditions to its obligations to consummate the transactions contemplated thereby, and the Purchasers shall have received a certificate from the Company to that effect dated the Closing Date and signed by the President of the Company. Each of the releases and other documents required to be delivered in connection with the closing under the Asset Purchase Agreement shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

             3.17 Confirmation Order. The Confirmation Order shall have been entered and the conditions set forth in Section 6.2 of the Asset Purchase Agreement shall have been satisfied.

             3.18 Bankruptcy Plan. The Bankruptcy Plan shall not have been modified, whether before or after confirmation, except as set forth in the Confirmation Order, and all actions required to be taken and conditions required to be met under the terms of the Bankruptcy Plan in order for the Bankruptcy Plan to become effective or for the consummation of the Acquisition shall have been timely and fully taken or met (whether or not the Bankruptcy Plan contemplates that the Odyssey Bankruptcy Debtors or any other Person may waive such action or condition and without giving effect to any such waiver). The Effective Date (as defined in the Bankruptcy Plan) shall have occurred.

                                      ARTICLE 4

                                CONDITIONS TO THE
                                   OBLIGATION OF
                              THE COMPANY TO CLOSE

             The obligations of the Company to issue and sell the Preferred Shares and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date.

             4.1 Representations and Warranties True. The representations and warranties of the Purchasers contained in Section 6 shall be true and correct at and as of the Closing Date as if made at and as of such date.

             4.2 Compliance with this Agreement. The Purchasers shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchasers on or before the Closing Date.

             4.3 Issuance Permitted by Applicable Laws. The issuance of the Preferred Shares to be issued by the Company hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law and (c) shall be permitted by all Requirements of Law to which the Company is subject.

             4.4 Approval of Counsel to the Company. All documents required to be delivered by the Purchasers hereunder shall have been in form and substance acceptable to Crosby, Heafey, Roach & May, counsel to the Company, in its reasonable judgment.

             4.5 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law necessary or required in connection with the execution, delivery or performance by the Purchasers or enforcement against the Purchasers of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

             4.6 No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Company, would prohibit the sale of the Preferred Shares hereunder or subject the Company to any material penalty or other onerous condition under or pursuant to any Requirement of Law if the Preferred Shares were to be sold hereunder.

             4.7 Other Transaction Documents. Each of the Transaction Documents (including the Asset Purchase Agreement) shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

                                      ARTICLE 5

                                 REPRESENTATIONS AND
                              WARRANTIES OF THE COMPANY

             The Company hereby represents and warrants to the Purchasers, before and after giving effect to the Acquisition, the sale of the Preferred Shares hereunder, the Subordinated Note and Common Stock Sale and the other transactions contemplated by the Transaction Documents, as follows:

5.1 Corporate Existence and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization; (c) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party and to borrow hereunder.

             5.2 Corporate Authorization; Non-Contravention. The execution, delivery and performance by the Company of each Transaction Document to which it is or will be a party and the transactions contemplated thereby, including the issuance of the Preferred Shares: (a) has been duly authorized by all necessary corporate, and if required, stockholder action; (b) does not contravene the terms of the Company's Restated Certificate of Incorporation or By-laws, or any amendment of either thereof; and (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries (other than Liens under the Loan Documents), or any Requirement of Law applicable to the Company or any of its Subsidiaries.

             5.3 Governmental Authorization; Third Party Consents. Except as set forth on Schedule 5.3, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including the payment of interest on the Note) by the Company or enforcement against the Company of the Transaction Documents or the transactions contemplated hereby or thereby.

             5.4 Binding Effect. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

             5.5 No Legal Bar. Neither the execution, delivery and performance of the Transaction Documents nor the issuance of or performance of the terms of the Preferred Shares will violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries. Neither the Company nor any of its

Subsidiaries has previously entered into any agreement which is currently in effect or to which the Company or any of its Subsidiaries is currently bound, granting any rights to any Person which are inconsistent with the rights to be granted by the Company in the Transaction Documents.

             5.6 Litigation. Except as set forth on Schedule 5.6, there are no legal actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company or its Subsidiaries, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Company (a) with respect to the Transaction Documents, or any of the transactions contemplated hereby or thereby, or (b) which would, if adversely determined, have an adverse effect on the ability of the Company to perform its obligations under the Transaction Documents. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents.

             5.7 No Default or Breach. No event has occurred and is continuing or would result from the incurring of obligations by the Company under the Transaction Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, could adversely affect the ability of the Company to perform its obligations under the Transaction Documents.

             5.8 Disclosure.

               (a) Agreement and Other Documents. This Agreement and the documents and certificates furnished to the Purchasers by the Company at the Closing do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

               (b) Material Adverse Effect. There is no fact known to the Company, which the Company has not disclosed to the Purchasers in writing, which materially adversely affects, or insofar as the Company can reasonably foresee could materially adversely affect, the ability of the Company to perform its obligations under the Transaction Documents or any document contemplated thereby.

             5.9 Investment Company/Government Regulations. Neither the Company nor any Person controlling, controlled by or under common control with the Company is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness. The Company is not engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Preferred Shares will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

             5.10 Capitalization. As of the Closing Date, the authorized capital stock of the Company consists of 5,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock, and after giving effect to the transactions contemplated by this Agreement and by the other Transaction
Documents:

             (1) (i) 759,001 shares of Common Stock will be issued and outstanding and the Persons set forth on Schedule 2 own of record and beneficially the number of shares of Common Stock set forth opposite their names (which includes 247,500 shares of Management Restricted Stock); (ii) 2,500,000 shares of Common Stock will be reserved for issuance upon conversion of the Preferred Stock (including conversion of shares of Preferred Stock to be issued to the holders of Preferred Stock by the Company as payment of dividends); (iii) 123,750 shares of Common Stock will be reserved for issuance upon exercise of the Management Options;
     (iv) 1,920,000 shares of Preferred Stock will be issued and outstanding and the Persons set forth on Schedule 2 own of record and beneficially the number of shares of Preferred Stock set forth opposite their names; and
     (v) 4,000,000 shares of Preferred Stock will be reserved for issuance as dividends on shares of Preferred Stock.

             (2) All outstanding shares of capital stock of the Company will be duly authorized, and the shares of Common Stock issuable upon conversion of shares of Preferred Stock, when issued, will be, validly issued, fully paid, nonassessable and free and clear of any Liens. Except for the Common Stock, the Preferred Stock and the Management Options, no other class of capital stock or other ownership interests of the Company are authorized or outstanding.

             (3) Except for the Preferred Stock and the Management Options, there will be no outstanding securities convertible into or exchangeable for capital stock of the Company or options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries, or contracts, commitments, agreements, understandings or arrangements of any kind to which the Company is a party relating to the issuance of any capital stock of the Company or any of its Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights.

             5.11 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Preferred Shares. No registration of the Preferred Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Preferred Shares pursuant to this Agreement. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Preferred Shares or any other security so as to require the registration of the Preferred Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Preferred Shares are so registered.

             5.12 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby or by any other Transaction Document to which the Company is a party, based on any agreement, arrangement or understanding with the Company, or any action taken by any such entity.

             5.13 Transaction Documents. The Company has delivered to the Purchasers true, complete and correct copies of the Asset Purchase Agreement and each other Transaction Document and all documents, agreements and certificates, delivered in connection therewith, together with all amendments and modifications thereto. Such documents (including the schedules and exhibits thereto) comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof. The Loan Documents have been duly authorized by all necessary corporate action on the part of the Loan Parties (as defined in the Senior Loan Agreement), were validly executed and delivered by the applicable Loan Party and are the legal, valid and binding obligations of the applicable Loan Party and its successors, enforceable in accordance with their terms. The Asset Purchase Agreement and each other Transaction Document has been duly authorized by all necessary corporate action on the part of the Company, was validly executed and delivered by the Company and is the legal, valid and binding obligation of the Company and its successors, enforceable in accordance with its terms. Each of the Transaction Documents are in full force and effect, and none of their provisions have been waived by any party thereto.

             5.14 Certain Representations Made in the Senior Loan Agreement. The representations and warranties of the Company made in Section 4 of the Senior Loan Agreement as in effect on the date hereof are true and correct in all material respects and are hereby incorporated herein by reference as if fully set forth herein.

                                      ARTICLE 6

                                 REPRESENTATIONS AND
                             WARRANTIES OF THE PURCHASERS

             Each of the Purchasers, severally and not jointly, hereby represents and warrants to the Company as follows:

             6.1 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement: (a) is within such Purchaser's power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of such Purchaser's organizational documents (if any) or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any Contractual Obligation of such Purchaser, or any directly relating to such Purchaser.

             6.2 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser, and this Agreement constitutes the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with its terms.

             6.3 No Legal Bar. The execution, delivery and performance of this Agreement by such Purchaser will not violate any Requirement of Law.

             6.4 Purchase for Own Account. The Preferred Shares to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of the Preferred Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control. If such Purchaser should in the future decide to dispose of any of its Preferred Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing the Preferred Shares to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

             6.5 ERISA. No part of the funds used by such Purchaser to purchase the Preferred Shares hereunder constitutes assets of any "employee benefit plan" (as defined in Section 3(3) of ERISA) or "plan" (as defined in Section 4975 of the Code).

             6.6 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby, or by any other Transaction Document to which such Purchaser is a party, based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

             6.7 Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by such Purchaser or enforcement against such Purchaser of this Agreement or the transactions contemplated hereby.

                                      ARTICLE 7

                                   INDEMNIFICATION

             7.1 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless each of the Purchasers and their respective Affiliates, and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Liabilities") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company in this Agreement or in any of the other Transaction Documents, or any legal, administrative or other actions (including actions brought by any Purchaser or the Company or any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby, and thereby, or any Indemnified Party's role therein or in the transactions contemplated thereby; provided, however, that the Company shall not be liable under this Section 7.1 to an Indemnified Party: (a) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party, and (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the material breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in the applicable Transaction Document; provided further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party or (ii) the material breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in the applicable Transaction Document.

             7.2 Notification. Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 7, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article 7 or (b) under this Article 7 unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchasers and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

             7.3 Registration Rights Agreement. Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

                                      ARTICLE 8

                                AFFIRMATIVE COVENANTS

             Until no shares of Preferred Stock are outstanding and until the payment by the Company of all amounts due at such time to the Purchasers under this Agreement, including all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with the Purchasers as follows:

             8.1 Financial Statements and Other Information. The Company shall deliver to the Purchasers, in form and substance satisfactory to the Purchasers, the following documents in the manner provided below.

             (a) Monthly Financials. As soon as available and in any event within 25 days after the end of each month, the Company will deliver (1) the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statement of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month and (2) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

             (b) Quarterly Financials. As soon as available and in any event within 45 days after the end of each fiscal quarter, the Company will deliver
(1) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flow for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such quarter of a Fiscal Year; (2) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; and (3) copies of the consolidating financial statements of the Company and its Subsidiaries including (a) consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal quarter and showing intercompany eliminations and (b) related consolidating statements of income of the Company and its Subsidiaries showing intercompany eliminations.

             (c) Year-end Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, the Company will deliver (1) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements from a firm of independent certified public accountants of recognized national standing which report shall be unqualified as to going concern and scope of audit and shall state that: (a) such consolidated financial statements present fairly the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of the Company and its Subsidiaries, including (a) consolidating balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of earnings of the Company and its Subsidiaries showing intercompany eliminations.

             (d) Compliance Certificate. Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to subdivisions (b) and (c) above, the Company will deliver a Compliance Certificate signed by the Company's chief executive officer or chief financial officer stating that: (1) such statements fairly present the financial condition of the Company and its Subsidiaries as of the dates indicated; (2) such officer has reviewed the terms of this Agreement and the Note and has made, or caused to be made under such officer's supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements; (3) such review has not disclosed the existence during or at the end of such accounting period, and such officer does not have knowledge of the existence as at the date of the Compliance Certificate, of any condition or event that constitutes an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto and (4) the Company is in compliance with the financial covenants contained in Section 6 and the restrictions contained in subsections 7.1, 7.3, 7.4 and 7.5 of the Senior Loan Agreement as in effect on the date hereof and demonstrating same in reasonable detail.

             (e) Accountants' Reports. Promptly upon receipt thereof, the Company will deliver to the Purchasers copies of all significant reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

             (f) Management Report. Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to subdivisions (b) and
(c) of this subsection 8.1, the Company will deliver a management report (1) describing the operations and financial condition of the Company and its Subsidiaries for the month or quarter then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year of the Company (or, with respect to the first year, of Old TNF); and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information fairly presents the results of operations and financial condition of the Company and its Subsidiaries as at the dates and for the periods indicated.

             (g) Budgets. As soon as available and in any event no later than 30 days prior to the end of each Fiscal Year of the Company, the Company will deliver a Budget of the Company and its Subsidiaries for the forthcoming Fiscal Year, month by month.

             (h) Litigation. Promptly upon any officer of the Company obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries, not previously disclosed by the Company to the Purchasers and except for such matters as to which the sole claim is for money damages not exceeding $25,000, or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Company or any of its Subsidiaries, or any property of the Company or any of its Subsidiaries, the Company will promptly give notice thereof to each Purchaser and provide such other information as may be reasonably available to them to enable the Purchasers and their counsel to evaluate such matter.

             8.2 Reservation of Shares. The Company shall reserve 4,000,000 shares of Preferred Stock for issuance as dividends on shares of Preferred Stock. The Company shall at all times reserve and keep available out of its authorized Common Stock, solely for purposes of issue or delivery upon conversion of Preferred Shares as provided in the Restated Certificate of Incorporation (including conversion of shares of Preferred Stock to be issued to holders of Preferred Stock by the Company as payment of dividends on shares of Preferred Stock), the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversions. Such shares of Preferred Stock and Common Stock shall, when issued or delivered in accordance with the provisions of the Restated Certificate of Incorporation, be duly and validly issued and fully paid and non-assessable. The Company shall issue such Preferred Stock and Common Stock in accordance with the provisions of the Restated Certificate of Incorporation and shall otherwise comply with the terms thereof.

             8.3 Books and Records. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with GAAP consistently applied to the Company and its Subsidiaries taken as a whole.

             8.4 Use of Proceeds. The Company shall use the proceeds of the sale of Preferred Shares hereunder only (a) in connection with the Acquisition, (b) for the payment of fees and expenses in connection with the transactions contemplated in the Transaction Documents and
(c) as working capital for the Company and its Subsidiaries.

             8.5 Management Fee. So long as Whitney and Whitney Equity Fund or any of their Affiliates has the right (pursuant to the Securityholders Agreement) to designate one or more of the members of the Company's Board of Directors (whether or not any such individual has been designated or is serving as a director), the Company shall pay to Whitney, as compensation for the management services to be rendered by Whitney and Whitney Equity Fund or any of their Affiliates to the Company and its Subsidiaries, an annual fee at the fixed rate of $250,000 per annum (plus reimbursement of reasonable out-of-pocket travel expenses incurred in connection with regular Board meetings not to exceed $50,000) during any Fiscal Year of the Company, payable in advance in quarterly installments on the last day of March, June, September and December of each year with the first installment payable on the Closing Date, consisting of a pro rata payment for the period from the Closing Date to the date of next scheduled payment.

             8.6 Post-Closing Audit. Promptly following the Closing Date, the Company shall cause an audit of its balance sheet to be undertaken by Deloitte & Touche and shall provide the results thereof to the Purchasers on or before the date which is forty-five (45) days after the Closing Date.


                                      ARTICLE 9

                                 NEGATIVE COVENANTS

             Until no shares of Preferred Stock are outstanding and until the payment by the Company of all amounts due at such time to the Purchasers under this Agreement, including all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with the Purchasers as follows:

             9.1 Indebtedness and Liabilities. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any

Indebtedness except: (a) the Obligations; (b) Indebtedness not to exceed $250,000 in the aggregate at any time outstanding secured by purchase money Liens; (c) Indebtedness with respect to Capital Leases not to exceed $1,000,000 in the aggregate at any time outstanding; (d) Indebtedness existing on the Closing Date and identified on Schedule 9.1(C) and refinancings thereof in amounts not in excess of that set forth on such Schedule 9.1(c); provided, that in no event may any refinancing of the Indebtedness of TNF Scotland require any guaranty of payment or other credit support by the Company; and (f) Subordinated Debt in an amount not in excess of $25,200,000. Except for Indebtedness described in the preceding sentence and agreements required by subsection 5.17 of the Senior Loan Agreement, the Company will not, and will not permit any of its Subsidiaries to, incur any indebtedness or liabilities except for trade payables and other liabilities not constituting Indebtedness in the ordinary course of business not yet due and payable or with respect to which the Company or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that the Company or any of its Subsidiaries has established adequate reserves therefor, if appropriate under GAAP.

             9.2 Guaranties. Except for guaranties issued to the Purchasers or endorsements of instruments or items of payment for collection in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise. The foregoing shall not prohibit Subsidiaries from guarantying the Obligations.

             9.3 Investments and Loans. The Company shall not, and shall not permit any of its Subsidiaries to, make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $50,000 at any time; and (c) the investment of the Company in the stock of TNF Scotland existing on the Closing Date (but excluding any additional investments, by capital contribution or otherwise, or loans).

             9.4 Restriction on Fundamental Changes. Neither the Company nor any of its Subsidiaries will: (a) enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person.

             9.5 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of the Company or any of its Subsidiaries, except for (a) transactions in the ordinary course of, and pursuant to the reasonable requirements of, the Company's or a Subsidiary's business and upon fair and reasonable terms which are fully disclosed to the Purchasers and which are no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's length transaction with an unaffiliated Person; (b) the transactions set forth in the Goldwin Purchase Agreement; (c) the issuance of Management options; and (d) the payment of fees pursuant to this Agreement. The foregoing shall not prohibit the transactions contemplated by the Subordinated Note and Common Stock Purchase Agreement, the Restated Certificate of Incorporation or the Management Options.

             9.6 Conduct of Business. From and after the Closing Date, the Company will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type engaged in by Old TNF or such Subsidiary on the Closing Date.

             9.7 Subsidiaries. The Company will not and will not permit any of its Subsidiaries to, establish, create or acquire any new Subsidiaries without the Purchasers' prior written consent.

             9.8 No Inconsistent Agreements. Except as contemplated in the Notes, the Senior Loan Agreement or any other Transaction Document (the "Contemplated Restrictions"), neither the Company nor any of its Subsidiaries shall enter into any Contractual Obligation or enter into any amendment or other modification to any currently existing Contractual Obligation or to the Restated Certificate of Incorporation or By-laws of the Company which by its terms restricts or prohibits the ability of the Company, to a greater extent than the Contemplated Restrictions, to issue Common Stock upon conversion of the Preferred Shares or to issue shares of Preferred Stock as dividends on shares of Preferred Stock.

                                      ARTICLE 10

                                    MISCELLANEOUS

             10.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchasers, acceptance of the Preferred Shares and payment therefor, or termination of this Agreement.

             10.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, recognized overnight courier service or personal delivery,

                  (a)  if to the Whitney Equity Fund:

             Whitney Equity Fund, L.P.
             630 Fifth Avenue New York, New York 10011-0302
             Telecopier No.: (212) 332-2422
             Attention: Daniel J. O'Brien

                  with a copy to:

             Friedman & Kaplan
             875 Third Avenue
             New York, New York 10022
             Telecopier No.: (212) 355-6401
             Attention: Marjorie S. White, Esq.

                  (b) if to J.H. Whitney & Co.:

             J.H. Whitney & Co.
             630 Fifth Avenue
             New York, New York 10011-0302
             Telecopier No.: (212) 332-2422
             Attention: Daniel J. O'Brien

                  with a copy to:

             Friedman & Kaplan
             875 Third Avenue
             New York, New York 10022
             Telecopier No.: (212) 355-6401
             Attention: Marjorie S. White, Esq.

                  (c) if to the Company:

             The North Face
             999 Harrison Street
             Berkeley, California 94710
             Telecopy No.: (510) 525-3346
             Attention: President

                  with a copy to:

             Crosby, Heafey, Roach & May
             1999 Harrison Street
             Oakland, California 94612-3573
             Telecopy No.: (510) 273-8832
             Attention: Philip L. Bush, Esq.

             All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is confirmed, if telecopied.

             10.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

Provisions of Articles 8 and 9 will inure to the benefit of each Purchaser. Subject to applicable securities laws and except as otherwise set forth in the Transaction Documents (including the Securityholders Agreement), each of the Purchasers may assign any of its rights under this Agreement. The Company may not assign any of its rights under this Agreement without the written consent of the Purchasers. Except as provided in Article 7 or in this Section 10.3 or as provided in Section 8(n) of the Note, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

     10.4 Amendment and Waiver.

             (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

             (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchasers in accordance with Section 10.5, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

     10.5 Determinations, Requests or Consents. All determinations, requests, consents, waivers or amendments to be made by the Purchasers in their opinion or judgment or with their approval or otherwise pursuant to the Transaction Documents (unless otherwise specifically provided therein) shall be made by the holders of 90% of the Preferred Stock outstanding or to be issued pursuant to this Agreement.

             10.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and ail of which taken together shall constitute one and the same agreement.

             10.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

             10.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.

             10.9 CONSENT TO JURISDICTION. THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE PURCHASERS' ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE OBLIGATIONS.

             10.10  WAIVER OF JURY TRIAL.  THE COMPANY AND THE PURCHASERS
HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE NOTE. THE COMPANY AND PURCHASERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND PURCHASERS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

             10.11 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

             10.12 Rule of Construction. Unless the context otherwise requires, "or" is not exclusive.

             10.13 Entire Agreement. This Agreement, together with the Exhibits and Schedules and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the Exhibits and Schedules, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

             10.14 Certain Expenses. The Company will pay all expenses of the Purchasers (including reasonable fees, charges and disbursements of counsel) in connection with any amendment, supplement, modification or waiver of or to any provision of this Agreement or the Restated Certificate of Incorporation, or any consent to any departure by the Company from the terms of any provision of this Agreement or the Restated Certificate of Incorporation.

             10.15 Publicity. Except as may be required by applicable law, neither party hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party an opportunity to comment thereon.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                                       TNF HOLDINGS COMPANY. INC.



                                       By:/s/Marsden S. Cason
                                          ----------------------------
                                            Name: Marsden S. Cason
                                            Title: President


                                       WHITNEY 1990 EQUITY FUND  L.P.



                                       By:/s/Ray E. Newton, III
                                          ----------------------------
                                            Name: Ray E. Newton, III
                                            A General Partner


                                       J.H. WHITNEY & CO.



                                       By:/s/Ray E. Newton, III
                                          ----------------------------
                                            Name: Ray E. Newton, III
                                            A General Partner

                                      Schedule 1


Preferred Shares
Whitney 1990 Equity Fund, L.P.
     1,536,000  Shares of Series A Preferred Stock
    $9,733,334  aggregate purchase price

J.H. Whitney & Co.
       384,000  Shares of Series A Preferred Stock
    $2,433,333  aggregate purchase price

                                   Schedule 2



                                                           Number of Shares
         Name of Stockholder                               of Common Stock
         -------------------                               ---------------

    Whitney Subordinated Debt Fund, L.P.                         319,688
    Marsden S. Cason                                              63,937.5
    William A. McFarlane                                          63,937.5
    Kabushiki Kaisha Goldwin                                      38,362.8
    Richard T. Peery                                               6,393.8
    Jack L. Richardson                                             6,393.8
    Philip S. Schlein                                              6,393.8
    Kenneth F. Siebel                                              6,393.8
                                                                  ---------
                   Total                                         511,501



                                                           Number of Shares
    Name of Stockholder                                    of Preferred Stock
    -------------------                                    ------------------

    Whitney 1990 Equity Fund, L.P.                              1,536,OOO
    J.H. Whitney & Co.                                            384,000
                                                                ---------
                   Total                                        l,920,000

                                      Schedule 2

                                                           Number of Shares
    Name of Stockholder                                    of Common Stock
    -------------------                                    ---------------

    Whitney Subordinated Debt Fund, L.P.                          319,688
    Marsden S. Cason                                               63,937.5
    William A. McFarlane                                           63,937.5
    Kabushiki Kaisha Goldwin                                       38,362.8
    Richard T. Peery                                                6,393.8
    Jack L. Richardson                                              6,393.8
    Philip S. Schlein                                               6,393.8
    Kenneth F. Siebel                                               6,393.8
                                                                  ---------
                   Total                                          511,501


                                                           Number of Shares
    Name of Stockholder                                    of Preferred Stock
    -------------------                                    ------------------

    Whitney 1990 Equity Fund, L.P.                             l,536,000
    J.H. Whitney & Co.                                           384,000
                                                               ---------
                   Total                                       1,920,000

           AMENDMENT NO. 1 DATED AS OF MARCH 1, 1995 ("Amendment No. 1") TO
             PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF JUNE 7, 1994
              AMONG The NORTH FACE, INC., WHITNEY 1990 EQUITY FUND, L.P.
                                AND J.H. WHITNEY & CO.

This Amendment No. 1, dated as of March 1, 1995, is entered into between THE NORTH FACE, INC., a Delaware corporation (the "Company"), and the holders of the Company's Series A Convertible Preferred Stock ("Holders") issued and sold pursuant to the provisions of the Preferred Stock Purchase Agreement (the "Purchase Agreement") dated as of June 7, 1994.

WHEREAS, the Company desires to enter into that certain Amended and Restated Loan and Security Agreement (the "Loan Agreement") dated as of March 1, 1995, among Heller Financial, Inc. as a lender and as agent ("Agent") for the financial institution parties to the Loan Agreement ("Lenders") and the Company, which provides, among other things, for (1) the Loan Agreement to increase the revolving line of credit commitment to $44 million and replace the existing Loan and Security Agreement dated as of June 7, 1994, (ii) certain term loans in the aggregate principal amount of $6 million for certain proposed Capital Expenditures, (iii) provisions respecting The North Face (Canada), Inc., and
(iv) other related loan documents, exhibits and documents as described in the Loan Agreement; and

WHEREAS, the Whitney Investors (as defined in the Loan Agreement) have consented to the Loan Agreement; and

WHEREAS the parties hereto desire to make certain revisions to the Purchase Agreement;

NOW, THEREFORE, in consideration of the forgoing, the agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  Amendments to Article 1 of the Purchase Agreement.

    (a) The following definitions are hereby added to Article 1 of the Purchase Agreement:

              "First Amendment" means Amendment No. 1 dated as of March 1, 1995 to Preferred Stock Purchase Agreement dated as of June 7, 1994 among The North Face, Inc., Whitney 1990 Equity Fund, L.P. and J.H. Whitney & Co.

              "TNF Canada" means The North Face (Canada), Inc.

    (b) The following definitions in Article 1 of the Purchase Agreement are hereby amended as follows:

              "Fiscal Year" means each twelve-month period ending on December 31 in each year (or for the first fiscal year following the Closing Date, the period from the Closing Date to December 31, 1994).

              "Senior Loan Agreement" shall mean the Loan Agreement as defined in the First Amendment, as the same may be modified, amended or supplemented from time to time in accordance with the terms thereof.

              "TNF Scotland" shall be redesignated TNF Europe (with corresponding changes to each reference to TNF Scotland) and shall mean The North Face (Europe) Limited, a private limited company incorporated in Scotland under the Companies Act.

2.  Consent and amendment relating to TNF Canada.

    (a) The Holders hereby consent to the formation of TNF Canada, and to the investments of the Company in TNF Canada in the form of capital contributions, intercompany loans or intercompany accounts receivable.

    (b) Section 9.1 of the Purchase Agreement is amended to change clause (f) to clause (e) and to add the following clauses (f) and (g) as permitted indebtedness;

              "(f) intercompany Indebtedness and accounts receivable of TNF Canada to the Company; and

              (g) Indebtedness of TNF Canada permitted under the Senior Loan Agreement."

    and to delete the last sentence of such Section 9.1 and replace it with the following:

    "Except for Indebtedness and intercompany liabilities described in the preceding sentence, Borrower will not, and will not permit any of its Subsidiaries to, incur any Indebtedness of liabilities except for trade payables, operating losses and other liabilities not containing Indebtedness in the ordinary course of business not delinquent or which respect to which Borrower or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that Borrower or any of its Subsidiaries has established adequate reserves therefor, if appropriate under GAAP."

    (c) The Holders hereby consent to the acquisition by the Company of The North Face branded inventory of In Sport Fashions, Inc.

    (d) Section 9.7 of the Purchase Agreement is hereby amended to add the following:

    "TNF Canada will remain a wholly-owned Subsidiary of the Company."

3.  Consent and amendments relating to the Loan Agreement:

    (a) The Holders hereby consent to the Company's entering into the Senior Loan Agreement, as defined in this Amendment, and to the terms thereof, to the extent that consent may be required under the Purchase Agreement.

    (b) Section 8.1(d) of the Purchase Agreement is amended by deleting the words "as in effect of the date hereof" from clause (4).

    (c) Section 9.2 of the Purchase Agreement is amended to insert the following in line 3 at the end of the first clause; "customary indemnities to agents, officers and directors, and any guaranty by the Company of the obligations of TNF Canada under its lease."

5. Effect of Amendment. This Amendment No. 1 is duly examined in accordance with Sections 10.4 and 10.5 of the Purchase Agreement and, except as specifically set forth above, all covenants, terms, provisions and conditions of the Purchase Agreement are, and shall remain, in full force and effect.

6. Effectiveness. This Amendment No. 1 shall be effective upon the Closing Date, as defined in the Loan Agreement.

7. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflict of laws of such state.

8. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be as original and all of which taken together shall constitute one and the same agreement.

THE NORTH FACE, INC.                   WHITNEY 1990 EQUITY FUND, L.P.



By /s/ William A. McFarlane            By /s/ Ray E. Newton, III
  ---------------------------------       -------------------------------------
    William A. McFarlane                    Ray E. Newton, III
    President                               a General Partner

CORPORATE DECISIONS INC.                    J.H. WHITNEY & CO.



By                                     By /s/ Ray E. Newton, III
  ---------------------------------       -------------------------------------
                                            Ray E. Newton, III

Its
   --------------------------------
    General Partner

    AMENDMENT NO. 2 DATED AS OF MARCH 27, 1996 ("Amendment No. 2") TO PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF JUNE 7, 1994 AMONG THE NORTH FACE, INC., WHITNEY 1990 EQUITY FUND, L.P. AND J.H. WHITNEY & CO.

    This Amendment No. 2, dated as of March 27, 1996, is entered into between THE NORTH FACE, INC., a Delaware corporation (the "Company"), and holders of the Company's Series A Convertible Preferred Stock ("Holders") issued and sold pursuant to the provisions of the Preferred Stock Purchase Agreement (the "Purchase Agreement") dated as of June 7, 1994, as amended by Amendment No. 1 thereto dated as of March 1, 1995.

    WHEREAS, the Company desires to enter into that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of March 27, 1996, which amends the Amended and Restated Loan and Security Agreement (together with the amendments thereto described in this clause, the "Amended Loan Agreement") dated as of March 1, 1995, among Heller Financial, Inc. as a lender and as agent ("Agent") for the financial institutions parties to the Loan Agreement ("Lenders") and the Company, as previously amended by that certain First Amendment and Second Amendment thereto, which Third Amendment provides, among other things, for (i) the Amended Loan Agreement to increase the revolving line of credit commitment to $58 million, (ii) certain term loans in the aggregate principal amount of $7 million for certain Capital Expenditures, and (iii) other related amendments, loan documents and exhibits as described in the Amended Loan Agreement; and

    WHEREAS, the Whitney Investors (as described in the Amended Loan Agreement) have consented to the Amended Loan Agreement; and

    WHEREAS the parties hereto desire to make certain revisions to the Purchase Agreement;

    NOW, THEREFORE, in consideration of the foregoing, the agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  Amendments to Article 1 of the Purchase Agreement

    (a)  The following definition is hereby added to Article 1 of the Purchase
Agreement:

              "Second Amendment" means Amendment No. 2 dated as of March 27, 1996, to Preferred Stock Purchase Agreement dated as of June 7, 1994, among The North Face, Inc., Whitney 1990 Equity Fund, L.P. and J.H. Whitney & Co., as amended by the First Amendment.

    (b) The following definition in Article 1 of the Purchase Agreement is hereby amended as follows:

    "Senior Loan Agreement" shall mean the Amended Loan Agreement as defined in the Second Amendment, as the same may be modified, amended of supplemented from time to time in accordance with the terms thereof.

2.  Consent And Amendments Relating To Loan Agreement

    The Holders hereby consent to the Company's entering into the Amended Loan Agreement, as defined in this Amendment No. 2, and to the terms thereof, to the extent that consent may be required under the Purchase Agreement.

3. Effect Of Amendment. This Amendment No. 2 is duly executed in accordance with Sections 10.4 and 10.5 of the Purchase Agreement, and, except as specifically set forth above, all covenants, terms, provisions and conditions of the Purchase Agreement are, and shall remain, in full force and effect.

4. Effectiveness. This Amendment No. 2 shall be effective upon the effective date of the Third Amendment to the Amended Loan Agreement described in the second paragraph hereof.

5. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflict of laws of such state.

6. Counterparts. This Amendment No. 2 may be executed in any number of counterparts evidenced by manual signatures hereto delivered directly or by facsimile transmission and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.


The North Face, Inc.                   Whitney 1990 Equity Fund, L.P.

By /s/ Marsden S. Cason                By /s/ Ray E. Newton, III
  ---------------------------------       -------------------------------------
    Marsden S. Cason                        Ray E. Newton, III
    Chief Executive Officer                 a General Partner


J.H. Whitney & Co.

By /s/ Ray E. Newton, III
  ---------------------------------
    Ray E. Newton, III
    a General Partner


                                          2